Exhibit 2.1

DESCRIPTION OF SECURITIES REGISTERED PURSUANT TO

SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

The following description of the ordinary shares and the amended articles of association of INNEOVA Holdings Limited (the “Company” or the “Group”) is a summary and does not purport to be complete. This summary is subject to, and qualified in its entirety by reference to, the complete text of the Company’s Amended and Restated Memorandum of Association and Articles of Association, which are incorporated by reference as Exhibit 1.1 of the Company’s Annual Report.

As of December 31, 2025, the Company has the following series of securities registered pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended, or the Exchange Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Ordinary Shares, par value US$0.0005	INEO	The Nasdaq Capital Market LLC

DESCRIPTION OF SHARE CAPITAL

We are an exempted company incorporated with limited liability in the Cayman Islands and our affairs are governed by our Amended and Restated Memorandum and Articles of Association, the Companies Act (as revised) and the common law of the Cayman Islands.

Our authorized share capital is $100,000 divided into 100,000,000 Ordinary Shares, par value of $0.001 each. On February 7, 2024, for purposes of recapitalization in anticipation of the initial public offering, the Company’s shareholders passed resolutions to effect a 1:2 share sub-division (a “forward stock split”) and to change the Company’s authorized share capital to $100,000 divided into 200,000,000 ordinary shares, of a par value of $0.0005 each.

On August 25, 2025, the authorized share capital of the Company shall be re-classified and re-designated from (i) US$100,000 divided into 200,000,000 ordinary shares of par value of US$0.0005 each to (ii) US$100,000 divided into 150,000,000 Class A ordinary shares of par value of US$0.0005 each, 25,000,000 Class B ordinary shares of par value of US$0.0005 each, and 25,000,000 Preferred Shares of par value of US$0.0005 each.

The following are summaries of certain material provisions of our Amended and Restated Memorandum and Articles of Association and the Companies Act (as revised) insofar as they relate to the material terms of our Ordinary Shares.